UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2023

V2X, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Indiana
(State or Other Jurisdiction of Incorporation)

001-36341	38-3924636
(Commission	(IRS Employer
File Number)	Identification No.)

7901 Jones Branch Drive, Suite 700
McLean, VA 22102
(Address of Principal Executive Offices) (Zip Code)

(571) 481-2000
(Registrant's Telephone Number, Including Area Code)

Securities Registered Under Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	VVX	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 28, 2023 (the “Closing Date”), Vertex Aerospace Services Corp. (the “Borrower”), an indirect, wholly owned subsidiary of V2X, Inc. (the “Company”), entered into a credit agreement (the “Credit Agreement”) among the Borrower, Vertex Aerospace Intermediate LLC (“Holdings”), the lenders identified therein and Bank of America, N.A., as administrative agent, collateral agent, swingline lender and letter of credit issuer. The Credit Agreement provides for a $250 million term loan A facility and a $500 million revolving credit facility (collectively, the “Credit Facilities”).

The proceeds of the Credit Facilities drawn on the Closing Date were used by the Borrower, to, among other things, (i) refinance a portion of the Borrower’s existing first lien term B loans outstanding under the First Lien Credit Agreement, dated as of December 6, 2021 (as amended by the Amendment No. 1 to First Lien Credit Agreement, dated as of July 5, 2022, and as further amended, restated, amended and restated, supplemented and otherwise modified from time to time), by and among the Borrower, Holdings, the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent, (ii) refinance the loans outstanding under the Second Lien Credit Agreement, dated as of December 6, 2021 (as amended, restated, amended and restated, supplemented and otherwise modified from time to time), by and among the Borrower, Holdings, the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent, and (iii) refinance the Borrower’s ABL credit facility outstanding pursuant to the ABL Credit Agreement, dated as of June 29, 2018 (as amended by First Amendment to ABL Credit Agreement dated as of May 17, 2019, Second Amendment to ABL Credit Agreement dated as of May 17, 2021, Third Amendment to ABL Credit Agreement dated as of December 6, 2021, Fourth Amendment to ABL Credit Agreement dated as of July 5, 2022, Fifth Amendment to ABL Credit Agreement dated as of September 21, 2022 and as may be further amended, restated, supplemented or otherwise modified from time to time), by and among the Borrower, Holdings, each lender party thereto, each letter of credit issuer party thereto and Ally Bank, as administrative agent and swingline lender.

The Credit Facilities will mature on February 28, 2028 and are senior secured obligations of the Borrower, secured by substantially all assets of the Borrower and certain of its restricted subsidiaries.

Loans under the Credit Facilities will bear interest at a floating rate, which is, at the Borrower’s option, either (1) a SOFR rate for a specified interest period plus an applicable margin of 2.00% - 3.25%, depending on the consolidated total net leverage ratio of the Borrower and its restricted subsidiaries or (2) a base rate plus an applicable margin of 1.00% - 2.25%, depending on the consolidated total net leverage ratio of the Borrower and its restricted subsidiaries, respectively. The rate applicable to the loans is subject to an interest rate “floor” of 0.0%.

The Credit Agreement includes certain customary affirmative and negative covenants, including limitations on mergers, consolidations and sales of assets, limitations on liens, limitations on certain restricted payments, including investments, limitations on transactions with affiliates and limitations on indebtedness. In addition, the Credit Agreement requires maintenance of (i) a minimum consolidated interest coverage ratio of EBITDA to consolidated interest expense and (ii) a maximum consolidated secured net leverage ratio of EBITDA to consolidated funded secured indebtedness, each on a consolidated basis.

This summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report.

Exhibit No.	Description

10.1
Credit Agreement, Dated as of February 28, 2023, among Vertex Aerospace Services Corp., as the Borrower, Vertex Aerospace Intermediate LLC, as Holdings, the Lenders Party Hereto, and Bank of America, N.A., as Administrative Agent, Swingline Lender, Collateral Agent and L/C Issuer.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V2X, INC.

Dated: March 2, 2023

	By:	/s/ Kevin T. Boyle
Kevin T. Boyle
Chief Legal Officer, General Counsel and Corporate Secretary